Exhibit 99.1

News Release

American National Group, Inc., Galveston, Texas

Contact: Timothy A. Walsh (409) 766-6553

American National Announces Third Quarter 2020 Results

Galveston, Texas, November 2, 2020 - American National Group, Inc. (NASDAQ: ANAT) (formerly American National Insurance Company)(1) and subsidiaries (collectively, the “Company”) announced net income for the third quarter of 2020 of $171.1 million or $6.36 per diluted share, compared to $92.2 million or $3.43 per diluted share for the same period in 2019. The increase in net income for the third quarter of 2020 was primarily attributable to an increase in after-tax net gain on equity securities due to favorable equity market conditions. This increase was partially offset by a reduction in net realized investment earnings due to fewer sales of real estate related assets in the third quarter of 2020. After-tax net gains on equity securities for the third quarter of 2020 were $120.1 million or $4.47 per diluted share compared to $6.8 million or $0.25 per diluted share for the same period in 2019. After-tax net realized investment earnings for the third quarter of 2020 were $23.6 million or $0.88 per diluted share, compared to $47.1 million or $1.75 per diluted share during the same period in 2019.

Net income for the nine months ended September 30, 2020 was $161.2 million or $5.99 per diluted share, down from net income of $449.2 million or $16.71 per diluted share for the same period in 2019. Net income for the nine months ended September 30, 2020 included an after-tax net gain on equity securities of $93.5 million or $3.48 per diluted share, down from $222.8 million or $8.29 per diluted share for the same period in 2019. The reduction in the net gain on equity securities was primarily driven by the first quarter downturn in financial markets resulting from the impacts of COVID-19. In addition, net income for the nine months ended September 30, 2020 included after-tax net realized investment losses of $47.8 million or $1.78 per diluted share, compared to after-tax net realized investment earnings of $89.1 million or $3.31 per diluted share for the same period in 2019. The after-tax net realized investment loss for the nine months ended September 30, 2020 included an expense of $82.3 million or $3.06 per diluted share due to changes in estimated credit losses resulting from our adoption of accounting guidance(2) which was not applicable in 2019. Also, earnings from unconsolidated affiliates decreased in 2020 from prior year due to reduced sales of real estate development entities and lower valuations on certain investment entities given current market conditions that have been impacted by COVID-19.

After-tax adjusted net operating income for the third quarter of 2020 was $27.4 million or $1.01 per diluted share compared to $38.3 million or $1.43 per diluted share for the same period in 2019. The decrease was driven by lower investment income and a reduction in earnings from our life business due to unfavorable mortality. This decrease was partially offset by an improvement in our property and casualty segment operating earnings resulting from an improvement in the combined ratio for our personal auto and agribusiness lines.

After-tax adjusted net operating income for the nine months ended September 30, 2020 was $115.5 million or $4.29 per diluted share compared to $137.3 million or $5.11 per diluted share for the same period in 2019. As well as the third quarter impacts discussed above, the decline in year-over-year earnings was also impacted by lower earnings from our annuity business reflecting spread compression and an unfavorable change in mark-to-market reserves on our indexed annuity products.

For the nine months ended September 30, 2020, total life insurance in force increased by $7.4 billion to $125.5 billion, and book value per share increased $5.86 to $228.60.

(1)

Effective July 1, 2020, American National Group, Inc. was established as the parent company of American National Insurance Company under a previously announced holding company reorganization. As a result of the reorganization, American National Group, Inc. replaced American National Insurance Company as the publicly held corporation.

(2)	Effective January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

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A reconciliation of adjusted net operating income, a non-GAAP measure, to GAAP net income is included in the following table.

American National Consolidated Financial Highlights

(Preliminary & Unaudited in millions, except per share data)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (GAAP basis)	$171.1	$92.2	$161.2	$449.2

Adjustments to eliminate the impact of:
Unrealized gains on equity securities	$121.7	$2.9	$94.2	$204.0
Net gains (losses) on equity securities sold	(1.6)	3.9	(0.7)	18.8

Net gains on equity securities	$120.1	$6.8	$93.5	$222.8

Adjustments to eliminate the impact of:
Net realized investment gains	$13.7	$25.3	$20.1	$19.7
Change in estimated credit loss (2)	(2.8)	—	(82.3)	—
Equity in earnings of unconsolidated affiliates	13.4	35.6	15.1	80.8
Net gain attributable to noncontrolling interest	0.7	13.8	0.7	11.4

Net realized investment earnings (losses)	$23.6	$47.1	$(47.8)	$89.1

Adjusted net operating income(3) (non-GAAP basis)*	$27.4	$38.3	$115.5	$137.3

Per diluted share
Net income (GAAP basis)	$6.36	$3.43	$5.99	$16.71
Net gains on equity securities	4.47	0.25	3.48	8.29
Net realized investment earnings (losses)	0.88	1.75	(1.78)	3.31

Adjusted net operating income(3) (non-GAAP basis)*	$1.01	$1.43	$4.29	$5.11

Weighted average number of diluted shares upon which computations are based	26,884,758	26,888,172	26,887,874	26,889,338

		As of
		September 30, 2020	December 31, 2019
Book value per diluted share		$228.60	$222.74

*

This measure is non-GAAP because it is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of certain items listed in footnote 3, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of this non-GAAP measure is meaningful to provide an understanding of the significant factors that comprise the Company’s periodic results of operations and financial condition.

(2)

Effective January 1, 2020, the Company adopted a new accounting standard that significantly changes how it estimates credit losses for most of our investments, reinsurance recoverables and certain other assets. Upon adoption, a cumulative effect adjustment was made reducing stockholders’ equity by $33.5 million or $1.25 per diluted share. Beginning in the first quarter of 2020, changes in the estimate of these expected credit losses are recognized through income. The total change in credit loss for the first nine months of 2020 reduced net income by $82.3 million or $3.06 per diluted share. The new guidance was effective January 1, 2020 and had no impact on 2019.

(3)

Adjusted net operating income excludes the after-tax impact of net gains (losses), both realized and unrealized, on equity securities and net realized investment earnings. Realized investment earnings (losses) are comprised of realized investment gains on assets excluding equity securities, changes in estimated credit loss, and earnings (losses) from our equity in unconsolidated affiliates and non-controlling interests.

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American National is a family of companies that has, on a consolidated GAAP basis, $29.4 billion in assets, $23.3 billion in liabilities and $6.1 billion in stockholders’ equity. American National Insurance Company, founded in 1905 and headquartered in Galveston, Texas, and other American National subsidiaries offer a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. In addition to American National Insurance Company, major subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

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